Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement, dated as of December 29, 2008, amends and restates the original Agreement entered into by and between CA, Inc. (the “Company”) and Michael Christenson (the “Employee”) as of May 31, 2007 (the “Effective Date”), as subsequently amended.
     1. Employment, Duties, Authority and Work Standards. The Company hereby agrees to employ Employee as President, and Chief Operating Officer of the Company, and Employee hereby accepts such position and agrees to serve the Company and its affiliates from time to time (the “Group”) in such capacity during the Employment Period (as defined in the Employment Agreement). The Employee shall report directly to the Company’s Chief Executive Officer. The Employee’s duties, responsibilities and authorities shall include but not be limited to those he has on the date hereof and any other duties, responsibilities and authorities consistent with his job title as specified by the Chief Executive Officer from time to time. The Employee will (a) serve the Company (and such of its subsidiary companies as the Company may designate) faithfully, diligently and to the best of the Employee’s ability under the direction of the Chief Executive Officer, (b) devote his full working time and best efforts, attention and energy to the performance of his duties to the Company and (c) not do anything inconsistent with his duties to the Company.
     During the Employment Period, the Employee will not render any business, commercial or professional services to any entity other than the Company or any of its affiliates. However, the Employee may serve on corporate, civic or charitable boards, so long as these activities do not interfere with the performance of his responsibilities under this Agreement and such service is approved by the Board of Directors of the Company.
     2. Laws; Other Agreements. The Employee represents that his employment hereunder will not violate any law or duty by which he is bound, and will not conflict with or violate any agreement or instrument to which the Employee is a party or by which he is bound.
     3. Compensation.
          (a) In consideration of services that the Employee will render to the Company, the Company agrees to pay the Employee, during the Employment Period, the sum of $800,000 per annum (the “Base Salary”), payable semi-monthly concurrent with the Company’s normal payroll cycle.
          (b) In addition to the Base Salary, during the Employment Period, the Employee shall have an opportunity to earn an annual cash bonus (“Annual Bonus”) under the Company’s Annual Performance Bonus program in accordance with Section 4.4 of the Company’s 2002 Incentive Plan, as amended and restated, or any successor thereto (the “Incentive Plan”); provided that, with respect to the fiscal year ending March 31, 2008, management will recommend that the Employee’s Annual Performance Bonus target shall equal $800,000, provided that such targeted amount and the other terms and conditions of such Annual Performance Bonus shall be subject to determination and approval of the Compensation and Human Resource Committee of the Board of Directors (the “Compensation Committee”) in accordance with the terms of the Incentive Plan.
          (c) In addition, management will also recommend that the Employee be eligible to receive a targeted Long-Term Performance Bonus of $2,000,000 for the performance period commencing on April 1, 2007 under the Company’s Long-Term Performance Bonus program as set forth in Section 4.5 of the Incentive Plan, provided that such targeted amount and the other terms and conditions of such Long-Term Performance Bonus shall be subject to determination and approval of the Compensation Committee in accordance with the terms of the Incentive Plan.

          (d) Effective as of the Effective Date, the Employee will be granted an award of 140,000 restricted shares of the Company’s Common Stock (“Restricted Stock”), subject to restrictions on transferability as set forth in the Incentive Plan and the Restricted Stock grant agreement provided to the Employee. Such Restricted Stock grant agreement shall provide that the restrictions applicable to the Restricted Stock shall lapse on the second anniversary of the date of grant, provided the Employee remains employed through such anniversary.
          (e) All payments to the Employee shall be subject to applicable tax withholding.
     4. Benefits and Perquisites. During the term of the Employee’s employment, the Employee shall be eligible to participate in all pension, welfare and benefit plans and perquisites generally made available to other senior employees of the Company.
          Employee is currently a Schedule A participant of the Company’s Change in Control Severance Policy (the “CIC Severance Policy”) and the parties understand and agree that such participation and any other terms and conditions related to such participation shall be at the discretion of the Board in accordance with the terms of such CIC Severance Policy.
     5. Termination; Termination Payments.
          (a) Unless the Employee’s employment shall sooner terminate for any reason pursuant to paragraph 6 of this Agreement, the “Employment Period” shall commence on the Effective Date and shall initially terminate on the third anniversary of the Effective Date, except that beginning on such third anniversary and each anniversary thereafter, the Employment Period will automatically extend for one year unless either the Employee or the Company gives at least 60 days’ advanced written notice of non-extension.
          (b) In the event that the Employee’s employment is terminated during the Employment Period (i) by the Employee for Good Reason (as defined in Appendix A) or (ii) by the Company without Cause (as defined in Appendix A), other than as a result of the Employee’s death or disability (within the meaning of the Company’s long-term disability program then in effect), subject to the Employoee’s execution, delivery and non-revocation, within fifty-five (55) days following the Termination Date, of a valid and effective release and waiver in a form satisfactory to the Company, the Company shall pay the Employee a lump sum cash amount equal to (A) one (1) times Employee’s Base Salary and (B) Employee’s “Pro-Rated Annual Bonus”, such lump sum payment to be made no later than the sixtieth (60th) day (or the next following business day if the sixtieth day is not a business day) following the Termination Date. For purposes of this Agreement, the “Pro-Rated Annual Bonus” shall be an amount equal to the target level of Employee’s Annual Bonus for the fiscal year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days of the Employee’s employment since the beginning of such fiscal year and the denominator of which is 365.
          (c) Notwithstanding anything herein to the contrary, upon the termination of the Employee’s employment for any reason, the rights of the Employee with respect to any shares of restricted stock or options to purchase Common Stock held by the Employee which, as of the Termination Date, have not been forfeited shall be subject to the applicable rules of the plan or agreement under which such restricted stock or options were granted as they exist from time to time. In addition, upon the termination of the Employee’s employment for any reason, the Company shall pay to the Employee his Base Salary through the Termination Date, plus any unused vacation time accrued through the Termination Date. Any vested benefits and other amounts that the Employee is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company or any of its affiliates shall be payable in accordance with such employee benefit plan, policy, practice or program as the case may be, provided that the Employee shall not be entitled to receive any other payments or benefits in the nature of severance or termination pay.
          (d) In the event that the Employee resigns other than for Good Reason, is terminated for Cause, dies or becomes disabled (within the meaning of the Company’s long-term disability program then in effect) during the Employment Period, no benefits shall be payable to the Employee under paragraph 5(b) of this Agreement, but the terms and conditions of paragraph 5(c) shall remain in effect.

          (e) If the Employee is a participant in the Company’s CIC Severance Policy and a “Change in Control” occurs, any payments and benefits provided in the CIC Severance Policy that the Employee is entitled to will reduce (but not below zero) the corresponding payment or benefit provided under this Agreement. It is the intent of this provision to pay or to provide to the Employee the greater of the two payments or benefits but not to duplicate them.
     6. No Duration of Employment. Notwithstanding anything else contained in this Agreement to the contrary, the Company and the Employee each acknowledge and agree that the Employee’s employment with the Company may be terminated by either the Company upon 30 days’ written notice to the Employee (subject to the provisions of paragraph 5 of this Agreement) or by the Employee upon 60 days’ written notice to the Company (subject to the provisions of paragraph 5 of this Agreement), at any time and for any reason, with or without Cause; provided that this Agreement may be terminated for Cause immediately upon written notice from the Company to the Employee; and provided further that the Company may determine to waive all or part of the Employee’s 60 days’ notice period at its discretion. In addition, this Agreement shall automatically terminate upon Employee’s death or disability (determined in accordance with the Company’s practices and policies). Upon termination of the Employee’s employment for any reason whatsoever, the Company shall have no further obligations to the Employee other than those set forth in paragraph 5 of this Agreement. The effective date of the Employee’s termination of employment shall be referred to herein as the “Termination Date.”
     7. General.
          (a) Any notice required or permitted to be given under this Agreement shall be made either:
               (i) by personal delivery to the Employee or, in the case of the Company, to the Company’s principal office (“Principal Office”) located at One CA Plaza, Islandia, New York 11749, Attention: Executive Vice President – Human Resources, or
               (ii) in writing and sent by registered mail, postage prepaid, to the Employee’s residence, or, in the case of the Company, to the Company’s Principal Office.
          (b) This Agreement shall be binding upon the Employee and his heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.
          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any action relating to this Agreement shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk.
          (d) This Agreement, the Employment and Confidentiality Agreement executed by the Employee on or about the commencement of his employment with the Company and the other documents referred to herein represent the entire agreement between the Employee and the Company related to the Employee’s employment and supersede any and all previous oral or written communications, representations or agreements related thereto. This Agreement may only be modified, in writing, jointly by the Employee and a duly authorized representative of the Company. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          (e) The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired and shall remain enforceable to the fullest extent permitted by law. In addition, waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
          (f) To extent that the Employee would otherwise be entitled to any payment under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A of the Code (“Section 409A”) and that if paid during the six months beginning on the Termination Date would be subject to the Section 409A additional tax because the Employee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Employee on the earlier of the six-month anniversary of the Termination Date, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Employee’s death. Similarly, to the extent that the Employee would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the Termination Date that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of the Termination Date, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Employee’s death. In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Employee only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). To the extent applicable, each severance payment made under this Agreement shall be deemed to be separate payments, amounts payable under Section 5 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.
               Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Employee’s second taxable year following the Employee’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall reimbursed no later than the last day of the Employee’s third taxable year following the taxable year in which the Employee’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

CAUTION TO EXECUTIVE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.

CA, INC.

/s/ Michael Christenson	By: /s/ Andrew Goodman
Michael Christenson	Name: Andrew Goodman
Title: President and Chief Operating Officer	Title: Executive Vice President,
Date: December 29, 2008	Worldwide Human Resources
Date: December 8, 2008

Appendix A
     For purposes of this Agreement, “Cause” means any of the following:
          (1) The Employee’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties and responsibilities to the Company and its affiliates (the “Group”) under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee, which notice specifies in reasonable detail the manner in which the Company believes the Employee has not substantially performed his duties and responsibilities.
          (2) The Employee’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
          (3) The Employee’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
          (4) The Employee’s being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability).
          (5) The Employee’s breach of his fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Employee notice and a reasonable opportunity to cure.
          (6) The Employee’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Employee’s failure to waive attorney-client privilege relating to communications with his own attorney in connection with an Investigation shall not constitute “Cause”.
          (7) The Employee’s withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.
          (8) The Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, he will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if his employment is not permissible, he will be placed on leave (which will be paid to the extent legally permissible).
          (9) The Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Employee or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
          (10) The Employee’s violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.

     For this definition, no act or omission by the Employee will be “willful” unless it is made by the Employee in bad faith or without a reasonable belief that his act or omission was in the best interests of the Group.
     For purposes of this Agreement, “Good Reason” shall mean any of the following:
          (1) Any material and adverse change in the Employee’s title;
          (2) Any material and adverse reduction in the Employee’s authorities or responsibilities other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on the Employee’s giving the Company notice (and for purposes of clarification, a change in the number of direct reports will not constitute a material and adverse reduction in the Employee’s authorities or responsibilities);
          (3) Any material reduction by the Company in the Employee’s Base Salary or target level of Annual Bonus as set forth in Sections 3(a) and (b), respectively, other than any such reduction agreed to by the Employee in writing; or
          (4) The Company’s material breach of this Agreement;
          provided that (A) no alleged action, reduction or breach set forth in (1) through (4) above shall be deemed to constitute “Good Reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to the Company from the Employee of a written notice, setting forth such course of conduct deemed by the Employee to constitute “Good Reason”; (B) such written notice must be delivered to the Company within ninety (90) days after the Employee obtains knowledge of such breach constituting “Good Reason”; and (C) the Employee must terminate employment within two years after the Employee obtains knowledge of such breach constituting “Good Reason”. The Company’s placing the Employee on paid leave for up to ninety (90) consecutive days while it is determining whether there is a basis to terminate the Employee’s employment for Cause will not constitute “Good Reason”.